Exhibit 99.1

AITX Signs $5 Million Revolving Credit Term Sheet to Fuel Momentum

Due Diligence Completed with Experienced Lending Partner as Company Moves Towards Non-Dilutive Financing to Support Sales Growth

Detroit, Michigan, July 17, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, today announced that CEO and Steve Reinharz has signed a term sheet, subject to a definitive executed agreement, outlining a revolving credit facility of up to $5 million. The facility, once finalized, will be provided by a well-established lender with more than 20 years of operating history. The term sheet was executed following extensive due diligence completed by both parties as well as several term sheet adjustments prior to mutual acceptance.

The proposed facility is structured with an interest rate of approximately 14% plus related fees, featuring interest-only payments plus fees for the first year. This arrangement, once completed, is expected to offer AITX flexible access to growth capital without the immediate burden of principal repayment.

"Careful selection and negotiation lead us to this point with this lender. The credit facility, when closed, will allow us to build inventory and finished goods without the need to fund inventory from stock sales to our institutional investor commonly understood as dilution," commented Reinharz. "I appreciate the diligence both parties demonstrated throughout this process, and we hope to announce completion of this deal in the next few weeks."

Investors and stakeholders interested in learning more about AITX, its subsidiaries, and its strategic growth plans are encouraged to download the Company's latest Corporate Profile, available at www.aitx.ai/request-aitx-company-profile.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/